Consent of Independent Registered Public Accounting Firm

We consent to the inclusion by reference in the Registration Statement on Form S-8 (SEC File Numbers 333-229231 and 333-225919) as filed with the SEC of our audit report dated April 17, 2018, except for certain income tax provision and diluted earnings per share revisions dated June 7, 2019, with respect to the consolidated balance sheets of Recall Studios, Inc. and Subsidiaries (“Recall”) as of December 31, 2017, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. Our report dated April 17, 2018, except for certain income tax provision and diluted earnings per share revisions dated June 7, 2019, relating to the aforementioned financial statements, includes an emphasis of a matter paragraph relating substantial doubt as to Recall’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC

June 7, 2019